Exhibit 99.1

Contact: Tim Berryman Director – Investor Relations Medical Properties Trust, Inc. (205) 969-3755 tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

Per Share Normalized FFO of $0.33 and Net Income of $0.21

Sector-Leading Balance Sheet Positioned to Execute on Strong Acquisition Pipeline

Birmingham, AL – May 4, 2017 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2017 through today.

In addition to its outstanding results of operations and investment activities, the Company described its outlook for near-term accretive acquisitions. “With our successful equity offering last week, we are positioned to substantially increase our acquisition activity beyond our prior guidance of $1.0 billion in 2017,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “We have already closed and committed to close on almost $450 million of our initial 2017 estimates in very high quality hospital assets, and our sector-leading balance sheet strength gives us capacity to add as much as another $1.5 billion while maintaining our very low leverage target of 5.5 times net debt to EBITDA.”

“The recently announced Adeptus resolution was exactly as we expected,” said Aldag. “The commitment by affiliates of Deerfield Management to recapitalize Adeptus and assume MPT leases underscores our underwriting and the power of our master lease structure. Over the course of our 14-year history, MPT’s assets have grown to over $7 billion and the Company has never experienced a material real estate impairment. During long-term investments, tenant issues will occasionally arise, but MPT has demonstrated its ability to resolve such issues while continuously collecting its rent. The strength of our underwriting and asset management are strong protectors of our shareholders’ investments.”

FIRST QUARTER AND RECENT HIGHLIGHTS

•	Normalized Funds from Operations (“FFO”) per diluted share was $0.33 in the first quarter;

•	Completed acquisitions in the first quarter and shortly thereafter totaled almost $450 million and included additions to the Company’s master leases with Steward Healthcare, RCCH Healthcare Partners and MEDIAN Kliniken; approximately $250 million of acquisitions are pending;

•	Commenced the development of a 39-bed, 70,000 square foot acute care facility to be operated by Circle Health (“Circle”) in Birmingham, UK with anticipated development costs of £30.0 million; the facility expands the Company’s footprint in the UK and deepens its relationship with Circle, which also operates the Company’s highly successful Bath, UK acute care hospital;

•	IMED Valencia, a 185-bed, 400,000 square foot acute care hospital in Valencia, Spain, opened and commenced treating patients at the end of the first quarter of 2017. In a joint venture with one of the largest state retirement pension funds in the U.S., and with AXA Real Estate serving as asset manager and local advisor, MPT funded 50% of the development costs of the hospital for approximately €21.2 million;

•	Completed the sale of a 320-bed acute care hospital located in Muskogee, Oklahoma for $64.3 million and a $7.4 million gain;

•	Issued 43.1 million shares of common stock (including underwriters’ overallotment) for net proceeds of approximately $547.6 million to fund the acquisition of hospital real estate; previously announced capital market activity in the first quarter includes the issuance of €500 million 3.325% Senior Notes due 2025.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to FFO and Adjusted Funds from Operations (“AFFO”), all on a basis comparable to 2016 results.

PORTFOLIO UPDATE

The Company has pro forma total gross assets of approximately $7.4 billion including $5.0 billion in general acute care hospitals, $1.8 billion in inpatient rehabilitation hospitals, and $0.4 billion in long-term acute care hospitals. The portfolio includes 258 properties representing more than 29,000 licensed beds in 29 states and in Germany, the United Kingdom, Italy and Spain. The properties are leased to or mortgaged by 31 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Normalized FFO for the first quarter increased 27% to $105.9 million compared with $83.5 million in the first quarter of 2016. Per share Normalized FFO decreased 6% to $0.33 per diluted share in the first quarter compared with $0.35 per share in the first quarter of 2016 due to the Company’s successful deleveraging in 2016 that represented almost $800 million in asset sales and a well-received upsized equity offering of 57.5 million shares of common stock in September 2016, in conjunction with the acquisition of nine Steward hospitals.

First quarter 2017 total revenues increased 16% to $156.4 million compared with $135.0 million for the first quarter of 2016.

Net income for the first quarter of 2017 was $68.0 million (or $0.21 per diluted share), compared to $57.9 million (or $0.24 per diluted share) in the first quarter of 2016. Certain items in the first quarter included $13.6 million in charges related to debt refinancing activities; a $7.4 million gain on the sale of a hospital, and $3.7 million of acquisitions and other transaction costs.

Aldag commented on the impact of the Company’s recent decision to even further strengthen its sector-leading balance sheet through last week’s increase in equity. “The impact of last week’s $548 million equity raise will temporarily dilute FFO for 2017 until we reset our capital structure from the current, historically low leverage of 4.5 times EBITDA to our long-term target of 5.0 to 5.5 times, and use that capital for immediately accretive acquisitions. We are hopeful that will happen in the relatively near term, but until we have more certainty concerning the size and timing of any additional acquisitions, we will not try to quantify the near-term impact on our prior guidance.”

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, May 4, 2017 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2017. The dial-in numbers for the conference call are 855-365-5214 (U.S.) and 440-996-5721 (international); both numbers require passcode 10535403. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through May 18, 2017. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively. The replay passcode for both U.S. and international callers is 10535403.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; net income per share; Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	March 31, 2017	December 31, 2016
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$4,310,407	$4,317,866
Net investment in direct financing leases	650,388	648,102
Mortgage loans	1,060,397	1,060,400

Gross investment in real estate assets	6,021,192	6,026,368
Accumulated depreciation and amortization	(351,462)	(325,125)

Net investment in real estate assets	5,669,730	5,701,243

Cash and cash equivalents	446,948	83,240
Interest and rent receivables	61,912	57,698
Straight-line rent receivables	129,879	116,861
Other assets	472,261	459,494

Total Assets	$6,780,730	$6,418,536

Liabilities and Equity
Liabilities
Debt, net	$3,277,986	$2,909,341
Accounts payable and accrued expenses	194,311	207,711
Deferred revenue	19,411	19,933
Lease deposits and other obligations to tenants	32,451	28,323

Total Liabilities	3,524,159	3,165,308

Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 500,000 shares; issued and outstanding - 320,801 shares at March 31, 2017 and 320,514 shares at December 31, 2016	321	321
Additional paid in capital	3,777,163	3,775,336
Distributions in excess of net income	(443,315)	(434,114)
Accumulated other comprehensive loss	(86,611)	(92,903)
Treasury shares, at cost	(777)	(262)

Total Medical Properties Trust, Inc. Stockholders’ Equity	3,246,781	3,248,378

Non-controlling interests	9,790	4,850

Total Equity	3,256,571	3,253,228

Total Liabilities and Equity	$6,780,730	$6,418,536

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2017	March 31, 2016

Revenues
Rent billed	$96,763	$74,061
Straight-line rent	12,779	8,217
Income from direct financing leases	17,880	18,951
Interest and fee income	28,975	33,770

Total revenues	156,397	134,999
Expenses
Real estate depreciation and amortization	27,586	21,142
Property-related	1,328	901
Acquisition expenses	2,756	(1,065)
General and administrative	13,197	11,471

Total operating expenses	44,867	32,449

Operating income	111,530	102,550

Interest expense	(38,029)	(39,369)
Gain on sale of real estate and other asset dispositions, net	7,413	40
Unutilized financing fees/debt refinancing costs	(13,629)	(4)
Other income (expense)	1,767	(4,672)
Income tax expense	(867)	(319)

Income from continuing operations	68,185	58,226
Loss from discontinued operations	—	(1)

Net income	68,185	58,225
Net income attributable to non-controlling interests	(215)	(298)

Net income attributable to MPT common stockholders	$67,970	$57,927

Earnings per common share - basic and diluted:
Income from continuing operations	$0.21	$0.24
Loss from discontinued operations	—	—

Net income attributable to MPT common stockholders	$0.21	$0.24

Weighted average shares outstanding - basic	321,057	237,510
Weighted average shares outstanding - diluted	321,423	237,819

Dividends declared per common share	$0.24	$0.22

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2017	March 31, 2016

FFO information:
Net income attributable to MPT common stockholders	$67,970	$57,927
Participating securities’ share in earnings	(125)	(144)

Net income, less participating securities’ share in earnings	$67,845	$57,783

Depreciation and amortization (A)	28,099	21,472
Gain on sale of real estate	(7,413)	(40)

Funds from operations	$88,531	$79,215

Unutilized financing fees / debt refinancing costs	13,629	4
Write-off of straight-line rent and other	1,117	—
Acquisition expenses, net of tax benefit (A)	2,645	4,233

Normalized funds from operations	$105,922	$83,452

Share-based compensation	1,971	1,695
Debt costs amortization	1,617	1,835
Additional rent received in advance (B)	(300)	(300)
Straight-line rent revenue and other	(16,182)	(10,829)

Adjusted funds from operations	$93,028	$75,853

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.21	$0.24
Depreciation and amortization (A)	0.09	0.09
Gain on sale of real estate	(0.02)	—

Funds from operations	$0.28	$0.33

Unutilized financing fees / debt refinancing costs	0.04	—
Write-off of straight-line rent and other	—	—
Acquisition expenses, net of tax benefit (A)	0.01	0.02

Normalized funds from operations	$0.33	$0.35

Share-based compensation	0.01	0.01
Debt costs amortization	—	0.01
Additional rent received in advance (B)	—	—
Straight-line rent revenue and other	(0.05)	(0.05)

Adjusted funds from operations	$0.29	$0.32

(A)	Includes our share of real estate depreciation and acquisition expenses from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Other income (expense)” line on the consolidated statements of income.
(B)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.